BUZZTIME INVESTOR RIGHTS AGREEMENT

     This BUZZTIME INVESTOR RIGHTS AGREEMENT (this "Agreement") is made and entered into as of May 7, 2003 by and among Buzztime Entertainment, Inc., a Delaware corporation (the "Company"), NTN Communications, Inc., a Delaware corporation ("NTN"), and Media General, Inc., a Virginia corporation (the "Investor").

                                    RECITALS

A. NTN, the Company and the Investor have entered into a Securities Purchase Agreement (the "Purchase Agreement") dated as of May 5, 2003 pursuant to which, among other things, the Investor will purchase from the Company warrants exercisable for shares of the Company's common stock (the "Warrants").

B. A condition to the Investor's obligations under the Purchase Agreement is that the Company, NTN and the Investor enter into this Agreement in order to provide the parties with the rights set forth herein.

C. The Company and NTN desire to induce the Investor to purchase the Warrants pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

D. In connection with the Purchase Agreement, the Company, NTN and the Investor will enter into a Licensing Agreement dated as of May 7, 2003 (the "Licensing Agreement") concurrently with the execution of this Agreement.

     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and conditions contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Definitions

     (a) "Capital Securities" means the Common Stock and any securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock including options, warrants or other rights to subscribe for or purchase other securities that are convertible into or exchangeable for Common Stock, including the Warrants. Capital Securities does not include the NTN common stock obtained pursuant to Section 5 hereof.

     (b) "Common Stock" means the Company's common stock, $.001 par value per share.

     (c) "Investor Securities" means the Capital Securities now owned or subsequently acquired by the Investor under the Warrants or the Licensing Agreement.

     (d) "NTN's Securities" means the Capital Securities now owned or subsequently acquired by NTN.

     (e) "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

     (f) "Qualified Public Offering" means the closing of an underwritten offering by registration statement on a Form S-1 (or any other form equivalent thereto) pursuant to which Common Stock is sold to the public by the Company in a public offering registered under the Securities Act, that has an aggregate public offering price of not less than $10 million, prior to underwriting commissions and expenses, at a pre-money Company valuation in excess of $35 million and the shares are listed on a national securities exchange or the Nasdaq national market.

     (g) "Sale of the Company" means, with respect to the Company or NTN, as applicable, (i) the sale, conveyance or other disposition of all or substantially all of the entity's assets or business to any Person (other than an "affiliate" of the Company or NTN) in a transaction that results in the liquidation of such entity and the distribution of all of the net proceeds (such net proceeds excluding amounts for transaction expenses, reserves for indemnification and other customary costs and expenses) to the equity holders of such entity, or (ii) the entity's merger into or consolidation with any other corporation (other than an "affiliate" of the Company or NTN) which results in the distribution of all of the net consideration for such merger or consolidation to the equity holders of such entity. For purposes of this definition, an "affiliate" of the Company or NTN shall mean any Person that directly or indirectly controls, is controlled by, or under common control with the Company or NTN.

2.       Preemptive Rights

     2.1 Preemptive Rights Granted. If the Company proposes to issue or sell any New Securities (as defined below), the Investor, provided that the Investor holds at least half of the Investor Securities acquired under the Purchase Agreement, shall have a preemptive right to purchase up to a pro rata share of such New Securities proposed to be issued or sold in accordance with the terms of this Section 2. The Investor's pro rata share is the ratio of the number of shares of Common Stock represented by the Investor Securities held immediately prior to the issuance or sale of New Securities to the total number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to the issuance or sale of New Securities.

     2.2 New Securities. "New Securities" shall mean any capital stock or similar security or any security convertible or exchangeable, with or without consideration, into or for any capital stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any capital stock or similar security, or any such warrant or right, of the Company whether now authorized or not, provided that the New Securities do not include:

     (a) securities issuable upon conversion or exercise of currently outstanding warrants or options of the Company as disclosed on Schedule 4.6(a) of the Purchase Agreement (including the Warrants);

     (b) securities in an aggregate amount of up to 15% of the fully-diluted Common Stock issued or issuable to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to stock options or other stock incentive agreements or plans approved by the Board of Directors;

     (c) securities issued pursuant to acquisition transactions, joint ventures or strategic partnerships;

     (d) securities offered by the Company in an underwritten offering to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act");

     (e) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; and

     (f) securities in an aggregate amount of up to 5% of the fully-diluted Common Stock issued in connection with arrangements with financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions.

     2.3 Notice; Exercise of Preemptive Rights. In the event the Company proposes to issue or sell New Securities, it shall give the Investor written notice of its intention, describing the New Securities, their price and the terms upon which the Company proposes to issue or sell the same. The Investor shall have 20 calendar days after such notice is given to agree to purchase up to such Investor's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     2.4 Sale of New Securities. In the event that the Investor fails to exercise fully all preemptive rights within said 20-day period, the Company shall have 120 days thereafter to sell the remaining New Securities that the Investor does not elect to purchase upon exercise of the preemptive rights pursuant to this Section 2, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to the Investor pursuant to subsection 2.3. In the event the Company has not sold all such remaining New Securities within such 120-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investor in the manner provided in subsection 2.3 above.

3. Co-Sale Rights.

     3.1 Notice of Transfer. If NTN proposes to effect any transaction that would result in the transfer of all or a portion NTN's Securities (a "Purchase Offer") to any Person upon specific terms and conditions (including a specified purchase price payable in cash or other property), then, as a condition to such transfer, NTN shall promptly notify the Investor in writing of the terms and conditions of such Purchase Offer (a "Disposition Notice").

     3.2 Grant of Right. The Investor shall have the right, exercisable upon written notice to NTN within ten (10) calendar days after receipt of the Disposition Notice of the Purchase Offer, to participate in the sale of NTN's Securities on the same specified terms and conditions of such Purchase Offer, including the price per share. To the extent the Investor exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares of the Common Stock (or securities convertible into such number of shares of Common Stock) that NTN may sell pursuant to such Purchase Offer shall be correspondingly reduced. The right of participation of the Investor shall be subject to the following terms and conditions:

     (a) The Investor may sell all or any part of that number of Investor Securities equal to the product obtained by multiplying the aggregate number of shares of Common Stock (or securities convertible into such number of shares of Common Stock) covered by the Purchase Offer by a fraction, (x) the numerator of which shall be the number of Investor Securities and (y) the denominator of which shall be the sum of the number of Investor Securities and NTN's Securities, each on an as-converted, fully-diluted basis.

     (b) The Investor may effect its participation in the sale by delivering to NTN, for transfer to the purchase offeror, one or more certificates, properly endorsed for transfer, that represents the Investor Securities that the Investor elects to sell.

     (c) To the extent that any prospective purchaser or purchasers prohibit such exercise of this co-sale right or otherwise refuses to purchase Investor Securities from the Investor exercising its co-sale right hereunder, NTN shall not sell to such prospective purchaser or purchasers any of NTN's Securities unless and until, simultaneously with such sale, NTN shall purchase such Investor Securities from the Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Disposition Notice.

     (d) In the event that the Investor elects not to sell all of the Investor Securities that it is entitled to sell pursuant to subsection (a) above, NTN shall have 120 days thereafter to sell the NTN's Securities that it proposed to sell in the Disposition Notice, at a price and upon terms no more favorable to the purchasers thereof than those specified in the Disposition Notice. If NTN has not sold all such NTN's Securities within such 120-day period, NTN shall not thereafter sell any NTN's Securities unless it delivers a new Disposition Notice to the Investor in accordance with Section 3.1.

     3.3 Mechanics of Transfer. The stock certificates that the Investor delivers to NTN shall be transferred by NTN to the purchase offeror in consummation of the sale of NTN's Securities pursuant to the terms and conditions specified in the Disposition Notice, and NTN shall promptly thereafter remit to the Investor that portion of the sale proceeds (and in no event later than three business days after the receipt of such proceeds) to which the Investor is entitled by reason of its participation in such sale. In the event that less than all the shares represented by such a stock certificate are sold, NTN shall instruct the Company to issue a new certificate to the Investor representing the shares not sold.

     3.4 No Effect on Subsequent Rights. The exercise or non-exercise of the rights of the Investor hereunder to participate in one or more sales of NTN's Securities made by NTN shall not adversely affect the Investor's rights to participate in subsequent sales of shares of NTN's Securities.

     3.5 Permitted Transfers. This Section 3 shall not apply to (i) any pledge made pursuant to a bona fide loan transaction that creates a security interest,
(ii) any transfer to an "affiliate" of NTN as such term is defined under Rule

405 of the Securities Act or (iii) an authorized repurchase by the Company applicable to the Investor Securities and NTN's Securities.

4.       Drag-Along Rights

     4.1 General. Subject to Sections 4.4 and 5.1(e), in connection with a sale to any unaffiliated Person by NTN of a majority or more of the shares of Common Stock on a fully-diluted basis, NTN shall have the right, at its election and in its sole discretion, to cause the Investor (and any of its assignees) to sell their Investor Securities in such sale to such Person for the same price per share and upon the same terms and conditions as the sale by NTN to such Person.

     4.2 Transfer Notice. If NTN elects to exercise its drag-along rights, NTN shall deliver a transfer notice to the Investor not later than five (5) business days prior the date of the proposed transfer. The transfer notice shall set forth the terms and conditions of the sale and shall set forth the number of Investor Securities subject to transfer pursuant to the drag-along rights, which number shall represent the same proportionate percentage of the total number of Investor Securities as the number of shares of Common Stock being sold by NTN represents of the total number of NTN's Securities, and such notice shall also contain, if available, a copy of any definitive documentation pursuant to which the Common Stock is to be sold. The Investor shall transfer all Investor Securities subject to transfer for the same price per share and on the same terms and conditions applicable to the sale by NTN.

     4.3 Procedures. Upon receipt of a transfer notice, the Investor shall promptly take all reasonable steps described in the transfer notice to effectuate the transfer of its proportionate share of Investor Securities, including the furnishing of information customarily provided in connection with such a transfer and the execution of customary transfer documents, with customary representations and warranties regarding title to securities and the absence of any liens or other encumbrances thereon (provided that the Investor shall only be required to make representations and warranties regarding its securities and its liability therefor shall be several (and not joint) and in no event will the Investor have any liability in excess of the net consideration received by the Investor in the sale). 4.4 Warrants. In the event a sale referred to in Section 4.1 occurs and the Investor holds all or any portion of the Warrants, the Investor may, upon receipt of a transfer notice under Section
4.2 (i) exercise all or any portion of its Warrants (by cash payment or net exercise), at which time the Investor's resulting Common Stock shall be subject to the terms and conditions set forth in such transfer notice unless the Investor exercises its NTN Optional Exchange under Section 5.1(e); (ii) surrender and forfeit all or any portion of its Warrants in lieu of exercising the Warrants; or (iii) accept the consideration offered for all or any portion of the Warrants by the purchaser in such a sale, if any.

5.       Exchange of Buzztime Securities for NTN Securities

     5.1 NTN Optional Exchange. Upon the occurrence of any of (a) the second anniversary of the date of this Agreement, (b) the fourth anniversary of the date of this Agreement, (c) a Sale of the Company with respect to NTN, (d) bankruptcy, liquidation, dissolution or other insolvency proceeding of the

Company, whether voluntary or involuntary or (e) if NTN elects to exercise its drag-along rights under Section 4 and the consideration to be received is not cash and/or securities tradeable without restriction on a national securities exchange or the Nasdaq national market or smallcap market (each, a "Trigger Event"), the Investor shall have the option ("NTN Optional Exchange"), upon notice to the Company and NTN, to exchange each share of Common Stock issued under the Warrants or the Licensing Agreement held by the Investor (the "Buzztime Exchange Shares") into two fully paid and nonassessable shares of NTN common stock (the "NTN Exchange Shares") (as adjusted to reflect any forward or reverse stock splits, stock combinations, stock dividends, mergers or reclassifications affecting the Common Stock or the NTN common stock). The Investor shall have the right to exercise the NTN Optional Exchange only twice. NTN shall provide a written notice to the Investor five (5) business days prior to the occurrence of a Trigger Event under Section 5.1(c) and fifteen (15) business days prior to the occurrence of a Trigger Event under Section 5.1(d) that is voluntary by the Company or NTN. NTN shall provide a written notice to the Investor promptly upon the occurrence of an involuntary Trigger Event under
Section 5.1(d). With respect to a Trigger Event under Section 5.1(c), the written notice therefor shall include a description of the terms and conditions of the Sale of the Company and the anticipated sale date and, if available, a copy of any definitive documentation to be used to effect such sale.

     5.2 Mechanics of NTN Optional Exchange. The Investor may exercise its NTN Optional Exchange (a) with respect to a Trigger Event under Section 5.1(a) or
(b), at any time during the period beginning on the date of the Trigger Event and ending 45 days thereafter; (b) with respect to a Trigger Event under Section 5.1(c) or (d), at any time during the period beginning on the date the Investor receives the written notice of such Trigger Event required under Section 5.1 and ending on the earlier of (i) the business day before the Trigger Event occurs or
(ii) fifteen (15) business days after the Investor's receipt of Company's or NTN's notice of the Trigger Event, provided that in the event of an involuntary Trigger Event under Section 5.1(d), the Investor shall have at least five (5) business days after receipt of notice to exercise its NTN Optional Exchange; and
(c) with respect to a Trigger Event under Section 5.1(e), at any time during the period beginning on the date the Investor receives the transfer notice required under Section 4.2 and ending on the day before the date of the sale described in such transfer notice. If the Investor exercises its NTN Optional Exchange, it shall deliver (i) the certificates evidencing the Buzztime Exchange Shares being exchanged, (ii) written notice of exchange and proper assignment of such certificates to NTN and (iii) a certificate signed by an authorized officer of the Investor pursuant to Section 5.3, to the office of any transfer agent for the Common Stock or to any other office or agency maintained by the Company for that purpose. The NTN Optional Exchange shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and the Person or Persons entitled to receive the NTN Exchange Shares deliverable upon exchange of the Buzztime Exchange Shares shall be treated for all purposes as the record holder or holders of such NTN Exchange Shares at such time on such date. NTN shall, as soon as practicable after the surrender for exchange of certificates evidencing the Buzztime Exchange Shares and compliance with the other conditions herein contained, deliver at the offices of such transfer agent to the Person for whom such Buzztime Exchange Shares are so surrendered, or to the nominee or nominees of such Person, certificates evidencing the number of full shares of NTN Exchange Shares to which such Person shall be entitled, together with a cash payment in respect of any fraction of a share of NTN Exchange Shares.

     5.3 Investor Representations and Warranties. On the date the Investor sends notice of exercise of its NTN Optional Exchange, an authorized officer of the Investor shall sign a certificate in which the Investor represents, warrants and covenants that at the time of the NTN Optional Exchange the following is true and correct:

     (a) The NTN Exchange Shares to be received by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in or otherwise distributing the same in violation of any applicable federal or any applicable state securities laws. The Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such party or to any third party with respect to the NTN Exchange Shares except for the Investor's registration rights with respect thereto. The Investor has not seen or received any advertisement or general solicitation with respect to the NTN Exchange Shares.

     (b) The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the NTN Exchange Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from NTN regarding the terms and conditions of the offering of the NTN Exchange Shares and the business, properties, prospects and financial condition of NTN.

     (c) The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the NTN Exchange Shares. The Investor also represents it has not been organized for the purpose of acquiring the NTN Exchange Shares. The Investor acknowledges that it must bear the economic risk of this investment indefinitely unless the NTN Exchange Shares are registered pursuant to the Securities Act or an exemption from registration is available. The Investor also understands that there is no assurance that any exemption from registration under the Securities Act will ever be available and that, even if available, such exemption may not allow Investor to transfer all or any portion of the NTN Exchange Shares under the circumstances, in the amounts or at the times the Investor might propose.

     (d) The Investor is an "accredited investor" within the meaning of Securities and Exchange Commission (the "SEC") Rule 501 of Regulation D, as then in effect.

     (e) The Investor understands that the NTN Exchange Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from NTN in a transaction not involving a public offering and that under such laws and applicable regulations such NTN Exchange Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 under the Securities Act, as then in effect, understands the resale limitations imposed thereby and by the Securities Act, and understands that the NTN Exchange Shares may not currently be resold in reliance upon Rule 144.

     5.4 NTN Call Right. In the event a Sale of the Company occurs with respect to NTN, NTN shall have the right to require the Investor to exchange all of its Buzztime Exchange Shares for NTN Exchange Shares upon five (5) business days notice using the mechanics comparable to those set forth in Section 5.2 as if the Investor had exercised its rights under the NTN Optional Exchange. In the event a Sale of the Company occurs with respect to NTN and the Investor holds all or any portion of the Warrants, NTN shall have the right to require the Investor to effect one or more of the following alternatives (as determined by the Investor in its sole discretion): (i) to exercise all or any portion of its Warrants (by cash payment or net exercise), at which time NTN shall have the right to require the Investor to exchange all of its resulting Buzztime Exchange Shares as provided above; (ii) to surrender and forfeit all or any portion of its Warrants in lieu of exercising the Warrants and exchanging the resulting Buzztime Exchange Shares; or (iii) to accept the consideration offered for all or any portion of the Warrants by the purchaser in such a Sale of the Company, if any.

     5.5 Warrant Exchange. In the event of a bankruptcy, liquidation, dissolution or other insolvency proceeding of the Company, whether voluntary or involuntary, the Investor shall have the option, upon notice to the Company and NTN, to exchange the Warrants held by the Investor into warrants of like tenor for twice the number of fully paid and nonassessable shares of NTN common stock for the same aggregate exercise price (as adjusted to reflect any forward or reverse stock splits, stock combinations, stock dividends, mergers or reclassifications affecting the Common Stock or the NTN common stock). The new warrant will contain equivalent terms, including an exercise price of $1.73, as adjusted. The exercise of the warrant exchange rights under this Section 5.5 shall be deemed to be the exercise of the NTN Optional Exchange (provided that the rights under this Section 5.5 may, to the extent exercisable, be exercised concurrently with the NTN Optional Exchange under Section 5.1).

     5.6 Legend. NTN hereby agrees to issue such shares of its common stock or warrants as required under this Section 5; provided that each certificate or warrant issued shall be endorsed with the following legend:

          "THIS SECURITY [AND ANY SHARES ISSUED UPON EXERCISE OF THIS SECURITY] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE APPLICABLE SECURITY HAS BEEN REGISTERED UNDER THE ACT AND SUCH LAWS OR (1) REGISTRATION UNDER SUCH LAWS IS NOT REQUIRED AND (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FURNISHED UPON REQUEST BY THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

     5.7 Termination. In addition to the conditions set forth in Section 8.1, this Section 5 shall terminate and be of no further force or effect on the later of (i) the fourth anniversary of this Agreement or (ii) the expiration of NTN's drag-along rights provided for in Section 4; provided that this provision shall not impair the Investor's right to exercise the NTN Optional Exchange upon the occurrence of the Trigger Event under Section 5.1(b) in accordance with the other provisions of this Section 5, and shall not affect any exercise of the NTN Optional Exchange initiated prior to such fourth anniversary or such expiration of NTN's drag-along rights.

6.       Legend

     (a) Each certificate representing Common Stock now or hereafter owned by NTN and the Investor shall be endorsed with the following legend:

               "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE BUZZTIME INVESTOR RIGHTS AGREEMENT AMONG THE HOLDER OF THE SECURITIES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

     (b) Under no circumstances shall any transfer of Capital Securities subject hereto be valid until the proposed transferee thereof shall have executed and become a party to this Agreement and thereby shall have become subject to all of the provisions hereof; and regardless of any other provisions of this Agreement, no such transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the Capital Securities subject hereto.

     (c) NTN and the Investor agree that the Company may instruct its transfer agent to impose transfer restrictions on the Common Stock represented by certificates bearing the legend referred to in Section 6(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of Sections 3, 4 and 5 of this Agreement.

7.       Registration Rights

     7.1 Registrable Securities. "Registrable Securities" means all shares of Common Stock now or hereafter owned or held by the Investor acquired under the Warrants or the Licensing Agreement. Registrable Securities do not include the Warrants (except in relation to the underlying shares of Common Stock).

     7.2 Registrations on Form S-3. Following a Qualified Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, and after receiving any such qualification, the Company shall file all reports required to be filed by the Company with the SEC in a timely manner and otherwise use commercially reasonable efforts so as to maintain its eligibility for the use of Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, the Investor shall have the right at any time and from time to time to request a registration on Form S-3 or any comparable or successor form or forms (a "Short Form Registration") if the estimated offering price of shares subject to such registration shall be at least $1,000,000; provided, that the Company shall not be required to effect a Short Form Registration more frequently than twice (counting for these purposes only registrations which have been declared or ordered effective) during any 12 consecutive month period. Such requests shall be in writing and shall state the number of shares of Registrable Securities proposed to be disposed of and the intended method of distribution of such shares by the holders.

     7.3 Right to Defer Registration. The Company may postpone for up to ninety
(90) days the filing or the effectiveness of a registration statement for a Short Form Registration pursuant to Section 7.2 if its Board of Directors determines, reasonably and in good faith, that such registration might have a material and adverse effect on any proposal or plan by the Company to engage in any acquisition, merger, consolidation, tender offer or any other material transaction; provided, that the Company may not postpone the filing or effectiveness of a registration statement pursuant to this Section 7.3 more than twice during any period of 12 consecutive months. Any suspension under this
Section 7.3, along with any suspension of a prospectus under Section 7.7 and any market standoff period under Section 7.17, shall not exceed an aggregate of 180 days in any twelve month period.

     7.4 Right to Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act either for its own account or the account of a security holder or holders in an underwritten offering (other than a registration solely in connection with an employee benefit or stock ownership plan) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to the Investor of its intention to effect such a registration (each, a "Piggyback Notice"). Subject to Section 7.5, the Company will include in such registration all shares of Registrable Securities that the Investor requests the Company to include in such registration by written notice given to the Company within five business days after the date of receiving the Piggyback Notice.

     7.5 Priority on Piggyback Registrations. If the managing underwriters in a Piggyback Registration advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration
(i) first, in the case of a registration initiated by the Company, the securities proposed to be sold by the Company, or in the case of a registration initiated by a security holder, the securities proposed to be sold by such holder, (ii) second, the securities held by those holders who have existing piggyback registration rights as disclosed on Schedule 4.6(b) of the Purchase Agreement and have requested to be included in such registration, (iii) third, to the Registrable Securities of the holders requested to be included in such registration, pro rata among all holders entitled to participate in such offering on the basis of the number of shares of Registrable Securities requested to be included in such registration, and (iv) fourth, other securities requested to be included in such registration. The Company agrees that the Investor shall have priority over any holder of securities of the Company who is accorded registration rights in the future; provided that any holder who purchases $3 million or more of securities from the Company and its subsidiaries may have shared priority with the holders of the Registrable Securities on a pari passu basis.

     7.6 Registration Procedures. Whenever the Investor has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of distribution thereof (which may include an underwritten offering conducted by an underwriter or underwriters selected by the Investor) and will as expeditiously as possible:

     (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as soon as possible thereafter and to remain effective as otherwise provided in this Section 4, provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Investor copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel and the sections of the registration statement covering information with respect to the Investor, the Investor's beneficial ownership of securities of the Company and the Investor's intended method of disposition of the Registrable Securities shall conform to the information provided by the Investor;

     (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of at least two years (as extended by the aggregate number of days included in all periods of postponement, suspension and/or lockup of sales under Sections 7.3, 7.7 and 7.17) or until the Investor has completed the distribution described in the registration statement relating thereto, whichever first occurs, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement;

     (c) furnish to the Investor such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Investor;

     (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Investor reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable the Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor, provided that the Company will not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) to subject itself to taxation in any such jurisdiction, or (iii) to consent to general service of process in any such jurisdiction;

     (e) notify Investor, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Investor, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

     (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and to be qualified for trading on each system on which similar securities issued by the Company are from time to time qualified, and the Company agrees to use commercially reasonable efforts to maintain listing of the Common Stock on the American Stock Exchange or the other primary national exchange or quotation system that constitutes the principal market for the Common Stock at the time;

     (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement and thereafter maintain such a transfer agent and registrar;

     (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Investor or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities being sold, including obtaining customary letters and consents from the Company's independent certified public accountants and the participation of management in at least one "road show" if requested by the underwriters at a time and location reasonably acceptable to management;

     (i) make available for inspection by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

     (j) permit the Investor, if it might be deemed, in the sole and exclusive judgment of the Investor, to be an underwriter or a controlling Person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of the Investor or its counsel should be included;

     (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company will notify the Investor and use its reasonable best efforts promptly to obtain the withdrawal of such order; and

     (l) take all other reasonable actions necessary to expedite and facilitate the registration and the sale of the Registrable Securities in accordance with the intended method of distribution thereof.

If any such registration statement refers to the Investor by name or otherwise as the holder of any securities of the Company and if, in the sole and exclusive judgment of the Investor, the Investor is or might be deemed to be a controlling person of the Company, the Investor shall have the right to require (a) the inclusion in such registration statement of language, in form and substance reasonably satisfactory to the Investor, to the effect that the holding of such securities by Investor is not to be construed as a recommendation by Investor of the investment quality of the Company's securities covered thereby and that such holding does not imply that the Investor will assist in meeting any future financial requirements of the Company, or (b) in the event that such reference to Investor by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Investor; provided, that with respect to this clause (b) the Investor shall furnish to the Company an opinion of counsel to such effect, which opinion of counsel shall be reasonably satisfactory to the Company.

     7.7 Suspension of Prospectus. For not more than 45 consecutive days or for a total of not more than 90 days in any twelve month period, the Company may delay the disclosure of material non-public information concerning the Company, by suspending the use of any prospectus included in any registration contemplated by this Section 7 containing such information, the disclosure of which at the time would be, in the good faith opinion of the Company, detrimental to the Company; provided, that the Company shall promptly (a) notify the Investor in writing of the existence of (but in no event, without the prior written consent of the Investor, shall the Company disclose to such Investor any of the facts or circumstances regarding) material non-public information giving rise to such delay, and (b) advise the Investor in writing to cease all sales under the registration statement until the end of such allowed delay. Any suspension under this Section 7.7, along with any deferral of a registration statement under Section 7.3 and any market standoff period under Section 7.17, shall not exceed an aggregate of 180 days in any twelve month period.

     7.8 Registration Expenses. The term "Registration Expenses" means any and all expenses incident to the Company's performance of or compliance with Section 7, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and expenses of counsel for the Company and all independent certified public accountants, underwriting fees and expenses (excluding discounts and commissions, which shall be paid by Investor out of the proceeds of the offering) and the fees and expenses of any other persons retained by the Company.

     7.9 Payment. The Company shall pay the Registration Expenses in connection with all Short Form Registrations under Section 7.2 and all Piggyback Registrations under Section 7.4. All other expenses shall be paid by the Investor, pro rata on the basis of the number of its shares included in the registration.

     7.10 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, his, her or its general and limited partners, members, shareholders, officers and directors and each Person who controls such Person (within the meaning of the Securities
Act) against all losses, claims, damages, liabilities and expenses caused by or based on any untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or caused by or based on any violation by the Company of any federal or state securities law, rule or regulation, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder of Registrable Securities expressly for use therein. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

     7.11 Indemnification by Holders of Registrable Securities. In connection with any registration statement in which a holder of Registrable Securities is participating, such Person will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any written information or affidavit so furnished in writing by Investor in connection with such registration statement; provided, that the obligation to indemnify will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

     7.12 Notice; Defense of Claims. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without his, her or its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

     7.13 Contribution. If the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The obligation to contribute will be limited to the amount by which the net amount of proceeds received by a holder of Registrable

Securities from the sale of its Registrable Securities, as the case may be, exceeds the amount of losses, liabilities, damages and expenses that the Investor has otherwise been required to pay by reason of such statements or omissions.

     7.14 Survival. The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the termination of this Section 7 under Section 7.19.

     7.15 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the indemnification provisions of this Agreement, the provisions of the underwriting agreement shall control.

     7.16 Participation in Underwritten Registrations. No Person may participate in any registration hereunder that is underwritten unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     7.17 Market Stand-Off Agreement. Each holder of Registrable Securities hereby agrees, for a period of 120 days following the effective date of a registration statement in an initial underwritten public offering on behalf of the Company and 90 days following the effective date of a registration statement in any subsequent underwritten public offering on behalf of the Company (or for such shorter period as may be allowed by the managing underwriter or underwriters of such offering), not to sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration or purchased on the open market. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. This Section
7.17 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Investor if (i) all officers and directors of the Company enter into similar agreements and (ii) the Investor beneficially owns more than five percent (5%) of the outstanding Common Stock. Any market standoff period under this Section 7.17, along with any deferral of a registration statement under Section 7.3 and any suspension under
Section 7.7, shall not exceed an aggregate of 180 days in any twelve month period.

     7.18 Transfer of Registration Rights. The rights of the Investor to cause the Company to register securities and keep information available and related rights, granted to the Investor by the Company under this Section 7 may be assigned to a transferee or assignee who is a partner, member, stockholder or affiliate of the Investor; provided, that the transferee or assignee of such rights has agreed in writing to comply with the obligations under this Agreement.

     7.19 Termination of Registration Rights. Section 7 of this Agreement shall terminate with respect to any holder of Registrable Securities on the earlier of
(a) six years after the date of this Agreement, (b) four years after a Qualified

Public Offering, or (c) eighteen months after the earlier of (i) the date such holder can sell all of his/her/its Registrable Securities in any three month period pursuant to Rule 144 or (ii) the date such holder holds Registrable Securities in an amount less than one percent of the outstanding shares of Common Stock; provided that the Company's obligations under Section 7.20 shall survive any such termination.

     7.20 Reports Under the Exchange Act. With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration or pursuant to a Short-Form Registration, the Company agrees to:

     (a) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

     (b) furnish to the Investor, so long as the Investor or any of its affiliates owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Investor or its affiliates of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

8. Miscellaneous.

     8.1 Termination. Sections 2, 3, 4, 5 and 6 shall terminate and be of no further force or effect upon the earlier to occur of a Qualified Public Offering or a Sale of the Company with respect to the Company; provided that such termination shall not affect any exercise of the rights granted in such Sections that was initiated prior to such termination, and all provisions of such Sections shall remain in effect with respect to any such rights so exercised in accordance with their terms.

     8.2 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. The rights of the Investor hereunder may only be assigned to a transferee or assignee that is an "affiliate" of such Investor as such term is defined under Rule 405 of the Securities Act; provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities that are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement and all applicable transfer restrictions under the Securities Act. In the event of a permitted assignment, all references herein to the "Investor" will be deemed to include references to the permitted assignee(s) and include the shares of Common Stock owned by such permitted assignee(s) as appropriate. Neither the Company nor NTN may assign this Agreement or delegate any of its obligations hereunder.

     8.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company, NTN and the Investor. Any amendment or waiver effected in accordance with this Section 8.3 shall be binding upon the Company, the Investor and NTN, and each of their respective successors and assigns. The exercise or non-exercise of any of the rights of the Investor with respect to a sale of NTN's Securities shall not adversely affect their rights with respect to subsequent sales of NTN's Securities subject to this Agreement.

     8.4 Notices. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered (i) in person; (ii) by registered or certified mail, postage prepaid, return receipt requested; or (iii) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee. Notices must be given to parties at the address set forth on the signature page below, although any party may furnish, from time to time, other addresses for notices to it. Notices are deemed delivered when actually delivered to the address for notices.

     8.5 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof will be declared invalid or unenforceable, the remaining provisions will remain in full force and effect and will be construed in the broadest possible manner to effectuate the purposes hereof. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

     8.6 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

     8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile signature page shall be deemed an original.

     8.8 Further Assurances. Each party agrees to cooperate fully with the other parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

     8.9 No Presumption. The parties acknowledge that each party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

     8.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     8.11 Entire Agreement. This Agreement (together with the other documents referred to herein) is the complete and exclusive statement of agreement and understanding of the parties with respect to matters in this Agreement and is a complete and exclusive statement of the terms and conditions thereof. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the parties with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Agreement or such other documents is binding on the parties.

     8.12 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies that such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     8.13 No Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assignees, if any, any rights, obligations, or liabilities under or by reason of this Agreement.

     8.14 Reorganization. The provisions of this Agreement shall apply to any shares or other securities resulting from any stock split or reverse stock split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other equity securities of the Company and to any shares or other securities of the Company or of any successor company that may be received by the Investor by virtue of its ownership of any shares of Common Stock.

     8.15 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               BUZZTIME ENTERTAINMENT, INC.


                               By:          /s/ James B. Frakes
                               Name:        James B. Frakes
                               Title:       Chief Financial Officer
                               Address:     The Campus - 5966 La Place Court
                                            Carlsbad, California  92008
                               Phone:       (760) 438-7400
                               Fax:         (760) 930-1178


                               NTN COMMUNICATIONS, INC.


                               By:          /s/ Stanley B. Kinsey
                               Name:        Stanley B. Kinsey
                               Title:       Chairman and Chief Executive Officer
                               Address:     The Campus - 5966 La Place Court
                                            Carlsbad, California  92008
                               Phone:       (760) 438-7400
                               Fax:         (760) 930-1178


                               MEDIA GENERAL, INC.


                               By:          /s/ Marshall N. Morton
                               Name:        Marshall N. Morton
                               Title:       Vice Chairman
                               Address:     333 East Franklin Street
                                            Richmond, VA  23219
                               Phone:       (804) 649-6000
                               Fax:         (804) 649-6212



                                       S-1